Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 3, 2010 to Prospectus Dated December 4, 2007

Registration Statement No. 333-147829

Pricing Term Sheet

$9,500,000,000

$1,000,000,000 2.625% Notes due 2013 (the “2013 Notes”)

$1,750,000,000 4.125% Notes due 2016 (the “2016 Notes”)

$3,750,000,000 5.375% Notes due 2020 (the “2020 Notes”)

$3,000,000,000 6.500% Notes due 2040 (the “2040 Notes”)

Issuer:	Kraft Foods Inc. (“Kraft”)

Offering Format:	SEC Registered

Size:	$1,000,000,000 of 2013 Notes $1,750,000,000 of 2016 Notes $3,750,000,000 of 2020 Notes $3,000,000,000 of 2040 Notes

Maturity:	2013 Notes: May 8, 2013 2016 Notes: February 9, 2016 2020 Notes: February 10, 2020 2040 Notes: February 9, 2040

Coupon:	2013 Notes: 2.625% 2016 Notes: 4.125% 2020 Notes: 5.375% 2040 Notes: 6.500%

Price to Public:	2013 Notes: 99.731% 2016 Notes: 99.658% 2020 Notes: 99.176% 2040 Notes: 99.036%

Yield to Maturity:	2013 Notes: 2.710% 2016 Notes: 4.190% 2020 Notes: 5.483% 2040 Notes: 6.574%

Spread to Benchmark Treasury:	2013 Notes: 140 basis points 2016 Notes: 190 basis points 2020 Notes: 190 basis points 2040 Notes: 205 basis points

Benchmark Treasury:	2013 Notes: 1.375% due January 15, 2013 2016 Notes: 2.250% due January 31, 2015 2020 Notes: 3.375% due November 15, 2019 2040 Notes: 4.500% due August 15, 2039

Benchmark Treasury Yield:	2013 Notes: 1.310% 2016 Notes: 2.290% 2020 Notes: 3.583% 2040 Notes: 4.524%

Interest Payment Dates:

2013 Notes: Semi-annually in arrears on May 8 and November 8, commencing on November 8, 2010

2016 Notes: Semi-annually in arrears on February 9 and August 9, commencing on August 9, 2010

2020 Notes: Semi-annually in arrears on February 10 and August 10, commencing on August 10, 2010

2040 Notes: Semi-annually in arrears on February 9 and August 9, commencing on August 9, 2010

Day Count Convention:	30 / 360

Change of Control (CoC):	Upon the occurrence of both (i) a change of control of Kraft and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, Kraft will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	February 4, 2010

Settlement Date:	February 8, 2010 (T+2)

CUSIP:	2013 Notes: 50075N AY0 2016 Notes: 50075N BB9 2020 Notes: 50075N BA1 2040 Notes: 50075N AZ7

ISIN:	2013 Notes: US50075NAY04 2016 Notes: US50075NBB91 2020 Notes: US50075NBA19 2040 Notes: US50075NAZ78

Denominations:	$2,000 x $1,000

Anticipated Long-Term Senior Unsecured Debt Ratings:	Moody’s: Baa2 (negative outlook) S&P: BBB- (issuer rating of BBB has positive outlook) Fitch: BBB- (stable outlook)

Use of Proceeds:	Kraft intends to use the net proceeds from the sale of the notes to finance the acquisition of Cadbury and, to the extent that any proceeds remain thereafter, for general corporate purposes.

Underwriters:

Joint Book-Running Managers:

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

SG Americas Securities, LLC

Senior Co-Managers:

Banca IMI S.p.A.

DnB NOR Markets, Inc.

Mizuho Securities USA Inc.

Santander Investment Securities Inc.

Co-Managers:

Blaylock Robert Van, LLC

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Lazard Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 866- 811- 8049 or RBS Securities Inc. toll-free at 866-884-2071.